Exhibit 10.29

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“this First Amendment”) is dated as of December 19, 2014 (“Effective Date”), by and between ARE-MARYLAND NO. 30, LLC, a Maryland limited liability company, having an address at 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101 (“Landlord”), and GENVEC, INC., a Delaware corporation, having an address at Suite 220N, 910 Clopper Road, Gaithersburg, Maryland 20878 (“Tenant”).

RECITALS

A.      Landlord and Tenant have entered into that certain Lease Agreement (“Lease”) dated as of November 15, 2013 between Landlord and Tenant, wherein Landlord leased to Tenant certain premises (“Original Premises”) located at Suite 220N, 910 Clopper Road, Gaithersburg, Maryland 20878, as more particularly described in the Lease.

B.       Landlord and Tenant desire to amend the Lease, among other things, to lease to Tenant an additional 2,290 rentable square feet on the second floor of the Building as shown as the cross-hatched area on Exhibit A attached hereto located at Suite 260S, 910 Clopper Road, Gaithersburg, Maryland 20878 (“Expansion Premises”; the Original Premises and the Expansion Premises are hereinafter collectively referred to as the “Premises”), and to provide a tenant improvement allowance for use in the Expansion Premises.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.       Definitions; Recitals. Terms used in this First Amendment but not otherwise defined shall have the meanings set forth in the Lease. The Recitals form an integral part of this First Amendment and are hereby incorporated by reference.

2.       Expansion Premises. Effective as of the Expansion Premises Commencement Date (as defined below), (a) the Original Premises shall be expanded to include the Expansion Premises, and (b) Exhibit A to this First Amendment, which depicts the Expansion Premises as the cross-hatched area as well as the Original Premises, hereby replaces Exhibit A to the Lease.

3.       Changes to Defined Terms. Effective as of the Expansion Premises Commencement Date, the following amendments are hereby made to the definitions contained on page 1 of the Lease in the Basic Lease Provisions.

a.	The defined term “Premises” shall be deleted in its entirety and replaced with the following:

“Premises:	That portion of the Project, containing approximately 8,779 rentable square feet, as determined by Landlord, consisting of (i) approximately 6,489 rentable square feet of space shown on Exhibit A to the Original Lease (“Original Premises”), and (ii) approximately 2,290 rentable square feet of space shown as the hatched area on Exhibit A attached to the First Amendment to Lease Agreement between Landlord and Tenant (“Expansion Premises”). Gaudreau, Inc., Landlord’s architect, has measured the area of the Premises pursuant to the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996). Tenant acknowledges receipt of such measurement and confirms that (a) Tenant has had an opportunity to confirm such measurement with an architect of its selection before the Effective Date, and (b) such measurement shall be conclusive as to the area of the Premises.”

b.	The defined term “Rentable Area of the Premises” shall mean approximately 8,779 rentable square feet.

c.	The defined term “Tenant’s Share of Operating Expenses” shall mean 4.86%.

4.       Delivery of Expansion Premises. Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant by December 31, 2014 in their “as is” condition (“Delivery” or “Deliver”). The date on which Landlord Delivers the Expansion Premises to Tenant is referred to as the “Expansion Premises Commencement Date.” Upon request of Landlord, Tenant shall execute and deliver a written acknowledgement of the Expansion Premises Commencement Date when the same is established in a form substantially similar to the form of “Acknowledgment of Commencement Date” attached hereto as Exhibit B; provided, however, that Tenant’s failure to execute and deliver such acknowledgement shall not affect Landlord’s rights under this First Amendment. If Landlord fails to Deliver timely the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this First Amendment and the Lease with respect to the Expansion Premises shall not be void or voidable.

a.       Acceptance. Except as set forth in this paragraph: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises, and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken. Notwithstanding the foregoing provisions of this paragraph, Landlord shall, at its expense, Deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date in a broom clean condition free and clear of all tenancies. All electrical systems (including any electrical panels serving the Expansion Premises), base building lighting, water service, plumbing fixtures, life safety, mechanical and systems distribution fixtures within the Expansion Premises and Building shall be in good operating order and condition as of the Expansion Premises Commencement Date.

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b.       No Representation or Warranty. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use. Tenant shall use the Expansion Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 6 of the Lease.

c.       No Work. Landlord shall have no obligation to perform any work at the Building, other than as set forth in Section 4.a above, in connection with Tenant’s occupancy of the Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

d.       Future Alterations. Tenant shall have the right, at its sole cost and expense, to modify the Expansion Premises from and after the Expansion Premises Commencement Date and build out a higher ratio of office to laboratory space or vice-versa (“Future Alterations”). Tenant’s design and construction of the Future Alterations shall constitute Alterations and shall be made in strict accordance with the applicable provisions of the Lease, including, but not limited to, Section 14 (Alterations and Tenant’s Property).

5.       Base Rent for Expansion Premises. (a) Tenant shall continue to pay Base Rent with respect to the Existing Premises at the rates set forth in the Lease, and (b) commencing January 1, 2015 (“Expansion Premises Rent Commencement Date”) and subject to the Rental Abatement (as defined below), Base Rent for the Expansion Premises shall be payable at the rate of $2,385.42 per month and shall, notwithstanding any contrary provision contained in the Lease, thereafter be increased on each anniversary of the Expansion Premises Rent Commencement Date by multiplying the Base Rent payable for the Expansion Premises immediately before such date by the Rent Adjustment Percentage (i.e., 3%) and adding the resulting amount to the Base Rent payable for the Expansion Premises immediately before such date. Base Rent for the Expansion Premises, as so adjusted, shall thereafter be due as provided in the Lease.

a.       Base Rent Abatement. Provided Tenant is not then in Default under this First Amendment or the Lease, Landlord hereby grants Tenant an abatement (“Rental Abatement”) of the Base Rent payable for the Expansion Premises for a period of 2 full calendar months beginning on the Expansion Premises Rent Commencement Date and ending on February 28, 2015. Thereafter, Tenant shall pay the full amount of Base Rent due in accordance with the provisions of this First Amendment and the Lease. The Rental Abatement is conditioned on Tenant’s full and faithful performance of all of the terms, covenants, and conditions of the Lease to be performed and observed by Tenant during the Term. On the occurrence of a Default by Tenant and in addition to any other rights and remedies available to Landlord under the Lease, the Rental Abatement shall automatically be deemed deleted from this First Amendment and the Lease and of no future force or effect, and the Rental Abatement so given by Landlord shall be prorated with that portion of the Rental Abatement applicable to the remaining Term being immediately due and payable by Tenant to Landlord, and recoverable by Landlord as Additional Rent due under the Lease, on the termination of the Lease. The acceptance by Landlord of Rent or the cure of the Default that initiated the operation of this paragraph shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated

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in writing by Landlord at the time of such acceptance. Notwithstanding anything to the contrary in this First Amendment or the Lease, the adjustment in the Base Rent for the Expansion Premises shall be based on the full and unabated amount of Base Rent payable with respect to the Expansion Premises for the first year after the Expansion Premises Rent Commencement Date.

6.       TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance in an amount equal to $75,000 in the aggregate (“TI Allowance”), to be used by Tenant as set forth in this Section 6. Other than funding the TI Allowance and performing the Tenant Improvements (as defined below), Landlord shall have no other obligation whatsoever with respect to making any leasehold or other improvements to the Expansion Premises. Landlord’s obligations with respect to the T1 Allowance and the Tenant Improvements shall cease upon disbursement in full of the TI Allowance. The TI Allowance shall be used to reimburse Landlord for any expenses associated with modifications of or improvements to the Expansion Premises of a fixed and permanent nature desired by Tenant (including the design and installation cost of such modifications or improvements, the cost of painting and installing new carpeting or flooring, or the cost to install an electrical submeter for the Expansion Premises) and that are approved by Landlord (“Tenant Improvements”) but shall not be used to purchase any furniture, personal property, or other non-Building Systems materials or equipment.

a.       Base Rent Adjustment for TI Allowance. Base Rent shall be increased as of the date or dates on which Landlord draws on the TI Allowance pursuant to, and as defined in, this Section 6 by amortizing the amount(s) so paid over the period beginning on the date on which Landlord initially draws on the TI Allowance and continuing through the expiration of the Base Term. Such increase in Base Rent shall be calculated based on the amount of the TI Allowance drawn and actually paid, transferred, or otherwise made available to Tenant. The resulting amount so amortized shall be added to the monthly installments of Base Rent and shall be paid regardless of the Rental Abatement. Each draw made by Landlord of the Ti Allowance shall accrue interest at 8.5% per annum from the date of the draw until the date on which such draw is repaid in full.

b.       Request; Approval Process. By no later than 180 days after the Expansion Premises Commencement Date, Tenant shall notify Landlord in writing whether Tenant desires Landlord to perform any Tenant Improvements and to use all or a part of the TI Allowance. If Tenant does not so notify Landlord by such date, Tenant shall have no right to use all or any portion of the TI Allowance. If Tenant so notifies Landlord by such date, Tenant shall provide to Landlord for Landlord’s review and approval within 30 days after the date of such notice, (i) a schematic drawing and outline specifications detailing the Tenant Improvements (“Specifications”), and a detailed breakdown of the costs relating to the Tenant Improvements (“Budget”). Landlord shall respond to Tenant regarding Landlord’s approval or disapproval of the Specifications and Budget, within 10 business days after Landlord’s receipt thereof, and in the case of Landlord’s disapproval of the proposed Specifications and/or Budget, Landlord shall provide Tenant with written objections, questions, or comments. Tenant shall cause the proposed Specifications and/or Budget to be revised to address such written comments and shall submit the revised Specifications and/or Budget to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved such Specifications and Budget, after which approval neither the Specifications nor the Budget shall be modified without Landlord’s

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written approval. Landlord may cause the Tenant Improvements to be performed during Tenant’s business hours, but Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business operations in the Expansion Premises. Landlord shall have no obligation to, and shall not, secure any permits, approvals, or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

c.       Draws. Landlord shall draw from the TI Allowance the costs and expenses incurred by or on behalf of Landlord in performing the Tenant Improvements as well as a management fee equal to 3% of the costs and expenses incurred to perform the Tenant Improvements. Such management fee covers Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. If the costs and expenses to perform the Tenant Improvements are in excess of the TI Allowance, Tenant shall pay such excess costs and expenses to Landlord as additional rent within 15 days after request therefor.

d.       Title to Improvements. Title to the Tenant Improvements paid for out of the TI Allowance shall vest in and remain in the sole name of Landlord and shall not be subject to any liens or encumbrances. On the expiration or earlier termination of the Term, Tenant shall surrender possession of the Tenant Improvements to Landlord. During the Term, Tenant shall maintain the Tenant Improvements in good order, condition, and repair (ordinary wear and tear excepted).

7.       Miscellaneous.

a.       Entire Agreement. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.       Binding Effect. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.       Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.       Broker. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Edge Commercial, as Landlord’s broker, and Jones Lang LaSalle Brokerage, Inc., as Tenant’s broker (“JLL”). Edge Commercial shall be paid by Landlord pursuant to a separate agreement between Edge Commercial and Landlord. JLL shall be paid pursuant to a separate agreement between Edge Commercial and JLL. Landlord and Tenant each hereby agrees to indemnify and hold the other

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harmless from and against any claims by any Broker, other than Edge Commercial and JLL, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

e.       Ratification; Conflicts. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Regardless of whether specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

f.       Non-Disclosure of Terms. Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute proprietary information of Landlord. Disclosure of such terms could adversely affect the ability of Landlord and its affiliates to negotiate, manage, and administer other leases and impair Landlord’s relationship with other tenants. Accordingly, as a material inducement for Landlord to enter into this First Amendment, Tenant, and behalf of itself and its partners, managers, members, officers, directors, employees, agents, and attorneys, agrees that it shall not intentionally and voluntarily (i) disclose the terms and conditions of the Lease to any publication or other media or any tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent or broker, either directly or indirectly, or (ii) post or place on any website or other form of media, directly or indirectly, any of the terms and conditions of the Lease or opine or critique Landlord’s management ownership abilities and skills.

[SIGNATURES APPEAR ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment under seal as of the day and year first above written.

TENANT:

GENVEC, INC.,
a Delaware corporation

By:	/s/ Douglas J. Swirsky	(SEAL)
Its:	President + CEO

LANDLORD:

ARE-MARYLAND NO. 30, LLC,
a Maryland limited liability company

By:	ARE-Maryland No. 29, LLC,
a Maryland limited liability company,
as its sole member

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
as its sole member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Jennifer Banks	(SEAL)
Name:	Jennifer Banks
Title:	EVP, General Counsel

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EXHIBIT A
ORIGINAL PREMISES AND EXPANSION PREMISES

(See attached)

A-1

EXHIBIT B
ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE

This ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE is made as of this ____ day of ______________, 201_, between ARE-MARYLAND NO. 30, LLC, a Delaware limited liability company (“Landlord”), and GENVEC, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the First Amendment to Lease Agreement dated as of December_, 2014 (“First Amendment”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the First Amendment.

Landlord and Tenant hereby acknowledge and agree that the Expansion Premises Commencement Date is December , 2014, the Expansion Premises Rent Commencement Date is January 1, 2015 (subject to the Rental Abatement set forth in the First Amendment), and the expiration date of the Base Term of the Lease shall be midnight on October 31, 2019. In case of a conflict between the terms of the First Amendment and the terms of this Acknowledgement of Expansion Premises Commencement Date, this Acknowledgement of Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF EXPANSION PREMISES COMMENCEMENT DATE under seal to be effective on the date first above written.

TENANT:

GENVEC, INC.,
a Delaware corporation

By:	(SEAL)
Its:

LANDLORD:

ARE-MARYLAND NO. 30, LLC,
a Maryland limited liability company

By:	ARE-Maryland No. 29, LLC,
a Maryland limited liability company,
as its sole member

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
as its sole member

B-1

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	(SEAL)
Name:
Title:

B-2